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                                                                       EXHIBIT 5


                    Shack Siegel Katz Flaherty & Goodman P.C.
                                530 Fifth Avenue
                            New York, New York 10036

                                 (212) 782-0700




                                                              August 17, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Form S-8 Registration Statement
              380,000 shares of Common Stock of
              Ark Restaurants Corp.

Ladies and Gentlemen:

         We have acted as counsel to Ark Restaurants Corp., a New York corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 380,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), which may be issued and sold pursuant to the Company's 1996 Stock Option Plan (the "Plan").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Plan; (ii) the Registration Statement; (iii) the Certificate of Incorporation, as amended, of the Company; (iv) the By-Laws of the Company, as restated on October 15, 1985 and amended on February 12, 1988; (v) proceedings of the Board of Directors and Shareholders of the Registrant; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that the issuance of the shares of Common Stock upon the exercise of options granted or to be granted under the Plan has been duly authorized and that such shares of Common Stock, when issued and delivered upon exercise of the options granted in accordance with the terms of the Plan, and assuming full payment for the shares of Common Stock thereby issued, will be validly issued, fully paid and nonassessable.



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         We consent to the filing of this opinion as Exhibit 5 to the
Registration Statement.

         The law covered by the opinions expressed herein is limited to the corporate laws of the State of New York.

                                     Very truly yours,

                                     SHACK SIEGEL KATZ FLAHERTY & GOODMAN P.C.


                                     By:/s/ Paul S. Goodman
                                        ---------------------------------
                                            Paul S. Goodman